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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iSecureTrac Corp.
(Exact name of registrant as specified in its charter)

Delaware	87-0347787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5022 So. 114th Street Omaha, Nebraska 68137 (Address of Principal Executive Offices)	68137 (Zip Code)

STOCK OPTIONS AWARDED PURSUANT TO
EMPLOYMENT AGREEMENTS WITH CERTAIN NAMED EXECUTIVES OF THE CORPORATION
(Full title of the plan)

MICHAEL P. MAY
CHAIRMAN
iSecureTrac Corp.
5022 S. 114th Street
Omaha, Nebraska 68137
(402) 537-0022
(Name, address, included zip code, and telephone number, including area code, of agent for service)

Copies to:

VIRGIL K. JOHNSON, ESQ.
GARY L. HOFFMAN, ESQ.
ERICKSON & SEDERSTROM, P.C.
10330 Regency Parkway Drive
Omaha, Nebraska 68114
(402) 397-2200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregated offering price(1)	Amount of registration fee

Shares of common stock, par value $.001 per share, reserved for Mssrs. Michael P. May, James E. Stark, John M. Heida, Edward J. Sempek, David G. Sempek and David G. Vana, in accordance with the terms of the Executive Employment Agreements of each	6,750,000	$1.630	$11,002,500	$1,012.23

Total	6,750,000	$1.630	$11,002,500	$1,012.23

(1)
Estimated solely for the purpose of calculating the amount of the registration fee. The offering price per share and the aggregate offering price are based upon the average of the bid and asked prices of the Registrant's common stock (the "Common Shares") as quoted on the OTC Bulletin Board on May 14, 2002 for shares reserved for future grant under the terms of each named executive's Executive Employment Agreement, a copy of which is attached hereto as Exhibit 1.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        iSecureTrac Corp. (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

  (a)
  The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001;

  (b)
  The Company's Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on May 31, 2002;

  (c)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the year covered by the document referred to in (a) above; and,

  (d)
  The description of the Company's outstanding Common Shares contained in the Company's Registration Statement on Form SB-2 (File No. 333-74262), declared effective by the SEC on April 11, 2002.

  (e)
  Employment Agreement between iST and Michael P. May, filed as an exhibit to iST's Quarterly Report on Form 10-QSB for the period ending March 31, 2001.

  (f)
  Employment Agreement between iST and James E. Stark, filed as an exhibit to iST's Quarterly Report on Form 10-QSB for the period ending March 31, 2001.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel

        Not Applicable.

Item 6.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 7.    Exemption from Registration Claimed

        Not Applicable.

Item 8.    Exhibits

Exhibit Number
5.1	Opinion of Erickson & Sederstrom, P.C.
10.1	Employment Agreement between iST and Michael P. May*
10.2	Employment Agreement between iST and James E. Stark*
10.3	Employment Agreement between iST and Edward J. Sempek, dated November 5, 2001
10.4	Employment Agreement between iST and David G. Sempek, dated November 5, 2001
10.5	Employment Agreement between iST and David G. Vana, dated November 5, 2001
10.6	Employment Agreement between iST and John M. Heida, dated January 1, 2002
23.1	Consent of McGladrey & Pullen, LLP, Independent Auditors.
23.2	Consent of Erickson & Sederstrom, P.C. is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages of this Registration Statement.

*
Incorporated by reference from iST's Quarterly Report on Form 10-QSB for the period ending March 31, 2001.

Item 9.    Undertakings

        A. The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, That paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 21st day of May, 2002.

ISECURETRAC CORP.
By:	/s/ JAMES E. STARK James E. Stark President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of iSecureTrac Corp., a Delaware corporation, do hereby constitute and appoint Michael P. May and James E. Stark, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL P. MAY Michael P. May	Chairman and CEO	May 21, 2002
/s/ JAMES E. STARK James E. Stark	President and CFO	May 21, 2002
/s/ ROBERT E. BADDING Robert E. Badding	Director	May 21, 2002
/s/ MARTIN J. HALBUR Martin J. Halbur	Director	May 21, 2002
/s/ ROGER J. KANNE Roger J. Kanne	Director	May 21, 2002
/s/ RONALD W. MUHLBAUER Ronald W. Muhlbauer	Director	May 21, 2002
/s/ RAVI NATH Ravi Nath	Director	May 21, 2002
/s/ DONALD R. SMITH Donald R. Smith	Director	May 21, 2002
/s/ THOMAS E. WHARTON JR. Thomas E. Wharton Jr.	Director	May 21, 2002

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of Erickson & Sederstrom, P.C.
10.1	Employment Agreement between iST and Michael P. May*
10.2	Employment Agreement between iST and James E. Stark*
10.3	Employment Agreement between iST and Edward J. Sempek, dated November 5, 2001
10.4	Employment Agreement between iST and David G. Sempek, dated November 5, 2001
10.5	Employment Agreement between iST and David G. Vana, dated November 5, 2001
10.6	Employment Agreement between iST and John M. Heida, dated January 1, 2002
23.1	Consent of McGladrey & Pullen, LLP, Independent Auditors.
23.2	Consent of Erickson & Sederstrom, P.C. is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages of this Registration Statement.

*
Incorporated by reference from iST's Quarterly Report on Form 10-QSB for the period ending March 31, 2001.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY